Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of incorporation
Athene Annuity & Life Assurance Company of New York	New York
Structured Annuity Reinsurance Company	Iowa
Athene Securities, LLC	Indiana
Centralife Annuities Service, Inc.	Arizona
Athene Re USA IV, Inc.	Vermont
AREI (Cedar Valley), LLC	Iowa
AREI (CBP), LLC	Iowa
AREI (Norwood-TX), LLC	Iowa
AREI (US Forest-WY), LLC	Iowa
AREI (BLM-NV), LLC	Iowa
AREI (Interpark), LLC	Iowa
Athene Life Insurance Company of New York	New York
AAIA RML, LLC	Iowa
AAIA RML 3526 Massey Ford, LLC	Iowa